Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-169073

Issuer Free Writing Prospectus dated February 19, 2013

Cardinal Health, Inc.

Pricing Term Sheet

Issuer:	Cardinal Health, Inc.

Ratings:*	Moody’s: Baa2 (stable outlook) S&P: A- (stable outlook) Fitch: BBB+ (stable outlook)

Trade Date:	February 19, 2013

Settlement Date:	T+3; February 22, 2013

Underwriters:

Joint Book-Running Managers:

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Deutsche Bank Securities Inc.

UBS Securities LLC

Co-Managers:

Barclays Capital Inc.

HSBC Securities (USA) Inc.

Mitsubishi UFJ Securities (USA), Inc.

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

1.700 % Notes due 2018

Aggregate Principal Amount:	$400,000,000

Maturity Date:	March 15, 2018

Interest Rate:	1.700%

Issue Price:	99.840% of principal amount

Underwriting Discount (before reimbursement of expenses):	0.600% ($2,400,000)

Net Proceeds to Issuer (after Underwriting Discount but before expenses):	$396,960,000

Benchmark Treasury:	UST 0.875% due January 31, 2018

Benchmark Treasury Price:	99-30 3/4

Benchmark Treasury Yield:	0.883%

Spread to Benchmark Treasury:	+85 basis points

Yield to Maturity:	1.733%

Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing September 15, 2013

Make-whole Call:

The notes will be redeemable, in whole at any time or, in part from time to time, at the Issuer’s option, at a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed, or

(2) as determined by a quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate plus 15 basis points, plus, in each case, accrued and unpaid interest, if any, on the amount being redeemed to, but excluding, the date of redemption.

Special Mandatory Redemption:

If the Issuer’s acquisition of AssuraMed, Inc. (the “Acquisition”) is not consummated on or prior to October 31, 2013, or the Agreement and Plan of Merger for the Acquisition (the “Merger Agreement”) is terminated any time prior to such date, the Issuer will be required to redeem all of the outstanding notes on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the special redemption date.

The term “special redemption date” means the earlier to occur of (1) December 31, 2013, if the Acquisition has not been consummated on or prior to October 31, 2013, or (2) the 60th day (or if such day is not a business day, the first business day thereafter) following the termination of the Merger Agreement for any reason.

CUSIP:	14149Y AX6

3.200% Notes due 2023

Aggregate Principal Amount:	$550,000,000

Maturity Date:	March 15, 2023

Interest Rate:	3.200%

Issue Price:	99.793% of principal amount

Underwriting Discount (before reimbursement of expenses):	0.650% ($3,575,000)

Net Proceeds to Issuer (after Underwriting Discount but before expenses):	$545,286,500

Benchmark Treasury:	UST 2.000% due February 15, 2023

Benchmark Treasury Price:	99-25

Benchmark Treasury Yield:	2.024%

Spread to Benchmark Treasury:	+120 basis points

Yield to Maturity:	3.224%

Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing September 15, 2013

Make-whole Call:

The notes will be redeemable, in whole at any time or, in part from time to time, at the Issuer’s option, at a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed, or

(2) as determined by a quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate plus 20 basis points, plus, in each case, accrued and unpaid interest, if any, on the amount being redeemed to, but excluding, the date of redemption.

Special Mandatory Redemption:

If the Issuer’s acquisition of AssuraMed, Inc. (the “Acquisition”) is not consummated on or prior to October 31, 2013, or the Agreement and Plan of Merger for the Acquisition (the “Merger Agreement”) is terminated any time prior to such date, the Issuer will be required to redeem all of the outstanding notes on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the special redemption date.

The term “special redemption date” means the earlier to occur of (1) December 31, 2013, if the Acquisition has not been consummated on or prior to October 31, 2013, or (2) the 60th day (or if such day is not a business day, the first business day thereafter) following the termination of the Merger Agreement for any reason.

CUSIP:	14149Y AY4

4.600 % Notes due 2043

Aggregate Principal Amount:	$350,000,000

Maturity Date:	March 15, 2043

Interest Rate:	4.600%

Issue Price:	99.657% of principal amount

Underwriting Discount (before reimbursement of expenses):	0.875% ($3,062,500)

Net Proceeds to Issuer (after Underwriting Discount but before expenses):	$345,737,000

Benchmark Treasury:	UST 2.750% due November 15, 2042

Benchmark Treasury Price:	91-01

Benchmark Treasury Yield:	3.221%

Spread to Benchmark Treasury:	+140 basis points

Yield to Maturity:	4.621%

Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing September 15, 2013

Make-whole Call:

The notes will be redeemable, in whole at any time or, in part from time to time, at the Issuer’s option, at a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed, or

(2) as determined by a quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate plus 25 basis points, plus, in each case, accrued and unpaid interest, if any, on the amount being redeemed to, but excluding, the date of redemption.

Special Mandatory Redemption:

If the Issuer’s acquisition of AssuraMed, Inc. (the “Acquisition”) is not consummated on or prior to October 31, 2013, or the Agreement and Plan of Merger for the Acquisition (the “Merger Agreement”) is terminated any time prior to such date, the Issuer will be required to redeem all of the outstanding notes on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the special redemption date.

The term “special redemption date” means the earlier to occur of (1) December 31, 2013, if the Acquisition has not been consummated on or prior to October 31, 2013, or (2) the 60th day (or if such day is not a business day, the first business day thereafter) following the termination of the Merger Agreement for any reason.

CUSIP:	14149Y AW8

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Deutsche Bank Securities Inc. toll-free at 1-800- 503-4611, or UBS Securities LLC toll-free at 1- 877-827-6444, extension 561 3884.